SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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HYATON ORGANICS INC.
(Name of Registrant as Specified in Charter)

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SCHEDULE 14C INFORMATION STATEMENT
Pursuant to Regulation 14C of the Securities Exchange Act
of 1934 as amended

HYATON ORGANICS INC.
414 Viewcrest Road
Kelowna, British Columbia, Canada V1W 4J8

To the Stockholders of Hyaton Organics Inc.:

Notice is hereby given to holders of common stock (the "Common Stock") of Hyaton Organics Inc., a Nevada corporation that Hyaton's board of directors have approved an amendment to our Articles of Incorporation to change the name of the corporation from "Hyaton Organics Inc." to "Sun Power Corporation" (the "Change of Name") to more accurately reflect our proposed future business.

Our board of directors approved the Change of Name on September 17, 2001, subject to receiving approval from a majority of the holders of our Common Stock. The Change of Name will be effective, not less than twenty days following the mailing of this Information Statement to stockholders of record on the Record Date (as defined herein), as the corporation has received written consents in lieu of a meeting executed by the holders of a majority of the outstanding shares of Common Stock in accordance with the provisions of the Nevada Revised Statute. Accordingly, your consent is not required and is not being solicited in connection with the Change of Name.

The proposed Articles of Amendment to Articles of Incorporation, attached hereto as Appendix A, will become effective when they are filed with the Nevada Secretary of State. We anticipate that such filing will occur 20 days after this Information Statement is first mailed to holders of Common Stock, which we anticipate will be on or about October 25, 2001 (the "Effective Date").

The entire cost of furnishing this Information Statement will be borne by our corporation. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of Common Stock held of record by them.

Our board of directors have fixed the close of business on September 17, 2001 as the record date (the "Record Date") for the determination of stockholders who are entitled to receive this Information Statement. There were 27,556,000 shares of Common Stock issued and outstanding on September 17, 2001. The corporation anticipates that this Information Statement is being mailed on or about October 1, 2001 to all stockholders of record as of the Record Date.

PLEASE NOTE THAT THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY STATEMENT, BUT RATHER AN INFORMATION STATEMENT DESIGNED TO INFORM YOU OF THE AMENDMENTS.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

PLEASE NOTE THAT THIS IS NOT AN OFFER TO PURCHASE YOUR SHARES.

Description of the Corporation

Corporate History

Hyaton Organics Inc. is a Nevada corporation formed on August 20, 1996 under the name Hayoton Company Incorporated as a management company for resorts and hotel properties. On September 24, 1996, we changed our name from Hayoton Company Incorporated to Hyaton Company Incorporated and then to Hyaton Organics Inc. on October 21, 1999. As at December 31, 2000, we had one subsidiary, Camden Agro-Systems, Inc., through our ownership of 90% of Camden Agro-Systems' issued and outstanding share capital. Camden Agro-Systems is an Ontario corporation that was incorporated on November 24, 1994.

Hyaton was dormant until June 1997, when our board of directors re-evaluated our company's business plan and decided to focus our company's business on commodity production and/or the purchase and resale of commodities through strategic alliances with leading environmental corporations. Effective November 2, 1998, we completed a reorganization with Kafus Industries Ltd. whereby we issued 20,000,000 shares of our Common Stock in exchange for 9,000 common shares of Camden Agro-Systems, which shares were previously owned by Kafus. After the reorganization was completed, we owned 90% of the share capital of Camden Agro-Systems. In addition, the reorganization agreement provided for the issuance of additional shares of Hyaton to Kafus at a rate of one share of our Common Stock for every $0.20 of earnings before interest, tax, amortization and depreciation of Camden Agro-Systems for the period from November 2, 1998 to the earlier of November 2, 2000 or 18 months from the commencement of commercial operations. Furthermore, the reorganization agreement provided for additional share issuances at a rate of one share for every $0.05 of losses incurred by Kafus under the indemnification granted to Kafus against any legal claims and other contingencies. No additional shares have been issued related to either the performance or indemnification clauses. In connection with the reorganization agreement, 500,000 common shares of Hyaton were issued to Securities Trading Services Inc., an unrelated party, as a financing fee.

The reorganization agreement resulted in control of Hyaton passing to the former shareholders of Camden Agro-Systems. The reorganization transaction was accounted for as a recapitalization of Camden Agro-Systems, as if Camden Agro-Systems had issued common shares to acquire the net monetary assets of Hyaton. The financial statements reflect the operations of Camden Agro-Systems from its inception with the activities of Hyaton consolidated from November 2, 1998, the date of the reorganization. Through Camden Agro-Systems, we were in the business of management consulting and product development, and our efforts were focused primarily on the development of organic fertilizer from animal waste.

On March 8, 2001, A. Richard Bullock acquired the 20,000,000 shares of our Common Stock which were owned by Kafus. The transaction was effected pursuant to a Letter Agreement and Bill of Sale, each dated January 15, 2001 and made effective March 8, 2001, between Berkeley Investments Inc. and PricewaterhouseCoopers Inc., trustee of Kafus and Cameron Strategic Planning Ltd., a subsidiary of Kafus, in bankruptcy, whereby PricewaterhouseCoopers, agreed to sell 20,000,000 shares of our Common Stock, as well as all of the interests it may have, including accounts receivable or shareholders' loans, in Hyaton and Camden Agro-Systems for the purchase price of CDN$50,000 (approximately $33,000). Berkeley Investments entered into these transactions as agent for and on behalf of Mr. Bullock, an undisclosed principal. The purchase price of CDN$50,000 was allocated CDN$40,000 to the 20,000,000 shares and CDN$10,000 to the other interests and was sourced from Richard Bullock's personal savings. The transfer of these 20,000,000 shares of Common Stock represents approximately 74% of our issued and outstanding Common Stock and represented a change of control of the corporation.

On February 12, 2001, we entered into a letter agreement, effective as of March 8, 2001, whereby we restructured our ownership interests in Camden Agro-Systems so that we are no longer actively involved in the operations of the business of Camden Agro-Systems. We sold all of our common shares in Camden-Agro Systems in exchange for 1,000 preferred shares of Camden Agro-Systems. The preferred shares are redeemable at $1,000 per share and are entitled to a dividend in priority to the common shareholders. The redemption price and any dividends declared will be paid by Camden Agro-Systems only if it is successful in selling fertilizer and plant growth products under its pending patents. For each ton of product sold or licensed by Camden Agro-Systems, it will pay $1.00 toward redemption of such preferred shares and $0.34 toward payment of outstanding dividends on such preferred shares. Once the amount of $1,000,000 has be paid by Camden Agro-Systems towards redemption of the preferred shares, the preferred shares will be fully redeemed and cancelled. Once redeemed, the preferred share dividend will convert to a royalty of $1.00 per ton of product sold by Camden Agro-Systems. The preferred shares will be subordinated to bank debt which Camden Agro-Systems will require in order to build its North Carolina plant. Robert Novitsky, the former president and a director of Hyaton is the president of Camden Agro-Systems Inc.

Our Current Business

Since we restructured our interest in Camden Agro-Systems, we no longer have an active operating business that we can pursue. Accordingly, we have been seeking to either identify a suitable business opportunity or enter into a suitable business combination. Until we secure a suitable business opportunity or combination, we will operate as a "blank check" company. Management of our company does not believe that it will be able to generate revenues without finding and completing the acquisition of a suitable business opportunity. In addition, if no suitable business opportunity is identified, shareholders will not realize any further return on their investment in our company, and there will be no market for our common shares.

Once a business opportunity or business combination has been identified, we will investigate and evaluate the business opportunity or business combination. In selecting a suitable business opportunity or business combination, management intends to focus on the potential for future profits and strength of current operating management of the business opportunity or business combination. We have not put industry or geographically specific limitations on the nature of acquisitions or business opportunities to be evaluated. Management believes that the greatest potential lies in technology and goods or products-related industries, rather than principally service industries. Nevertheless, this shall not preclude the investigation or evaluation of any other category of business or industry. We will conduct our own investigation to identify an appropriate business opportunity or business combination, and will seek a potential business opportunity or business combination from all known sources, relying principally upon personal contacts of our officers and directors, as well as indirect associations between them and other business and professional people.

On July 11, 2001, we entered into an Offer to Purchase Agreement with Solar Energy Limited to acquire 100% of the issued and outstanding shares of Sunspring Inc., a private Nevada company currently controlled by Solar Energy Limited. In consideration for acquiring all of Sunspring's issued and outstanding shares, we initially agreed to issue 10,000,000 shares of our Common Stock to Solar Energy. By way of an amendment agreement dated September 4, 2001, we agreed to amend the consideration payable such that we will acquire 100% of the shares of Sunspring in exchange for 2,000,000 shares of our Common Stock and US$8,000,000 of Hyaton's preference shares. The directors will determine the rights and restrictions of those preference shares.

On September 6, 2001, we entered into an Offer to Purchase Agreement with Solar Energy to acquire 100% of the issued and outstanding shares of Renewable Energy Corp., a private New Mexico company currently controlled by Solar Energy. In consideration for acquiring all of Renewable Energy's issued and outstanding shares, we agreed to issue 2,000,000 shares of our Common Stock and US$8,000,000 of Hyaton preference shares.

The preference shares will have certain voting rights; bear interest at 6% with interest payable quarterly only from cash flow generated by Sunspring or Renewable Energy, and are convertible to shares of our Common Stock at the vendor's option after 12 months from final closing. The conversion price is to be the average ten day trading price of our Common Stock prior to written confirmation of conversion, at a minimum floor price of $2.00 per share and a ceiling price of $4.00 per share. Additionally, should at the end of 12 months, either Sunspring or Renewable Energy technology prove to be incapable of commercialization, we have the right to return ownership of the company in question and cancel the applicable preference shares issued. In the event we fail to, directly or indirectly, fund an acceptable commercialization program for Sunspring and/or Renewable Energy, then Solar Energy reserves the right to return the appropriate preference shares in return for repossession of the applicable company or technology.

Renewable Energy, a private company incorporated in the State of New Mexico, with its head office and laboratories located in Los Alamos, New Mexico, is headed by Dr. Reed Jensen, a longstanding pioneer in the field of light driven chemistry. Dr. Jensen pioneered the companion area of very high power lasers to be applied to laser driven nuclear fusion and/or laser driven chemistry. He was the first to use electron beams to ignite giant pulse, explosion driven chemical lasers for ultrahigh energies. He holds 10 US patents, has authored over 40 archival publications and managed during his tenure at the Los Alamos National Laboratory, over 1000 scientists and technicians.

Renewable Energy, under Dr. Jensen, recently completed the construction and successful testing of a proof of theory prototype that performed the task of recycling CO2 to fuel using focused ultraviolet and visible light from the sun. Renewable Energy anticipates that it can produce automotive fuels using only solar energy and carbon dioxide from the atmosphere, with commercial electricity as a by-product. In addition, Renewable Energy has developed three solar driven methods for the environmentally friendly production of hydrogen, utilizing atmospheric or industrially produced CO2 or coal.

Sunspring is a Nevada company that was formed specifically to produce bulk potable water, pristine enough for human consumption, yet inexpensive enough for agricultural purposes, by using solar energy to convert sea or brackish water into potable water.

The Sunspring development has been led by Dr. Melvin Prueitt, who also serves as the Chairman for Solar Energy. Dr. Prueitt is well known worldwide for his work at the Los Alamos National Laboratory on Convection Towers that are designed to clean smog from the atmosphere while generating electric power. Dr. Prueitt was the first to determine the temperature of lightning strikes. He developed and patented concepts for high magnetic fields with minimal forces on the conductors and electrical conductor geometries for high magnetic energy storage with low magnetic field pollution. Furthermore, he is recognized as a pioneer in the field of computer graphics. He holds 15 patents and has three patents pending. He is the author of three books and 32 published articles.

Sunspring's assets consist of its intellectual property rights and certain patents or patents-pending and exclusive global licenses to use patented concepts designed by Solar Energy. The assets also include existing proof-of-theory prototypes and equipment, parts, supplies located at Sunspring's office/lab in Los Alamos, New Mexico.

Sunspring's patent pending process, called "H20 NOW", minimizes the cost of energy using solar collectors attached to a transducer to collect and store the solar energy used to power a reverse osmosis system. The system has been designed so that it can use its own patent-pending solar collector or other widely available off-the-shelf solar collectors, depending on the particular circumstances.

Completion of both of the acquisitions is subject to approval by the directors, and if necessary, the shareholders of each of the corporation and Solar Energy. On closing of the acquisition, Solar Energy will have the right to nominate 2 of 6 directors to our board of directors. The acquisition is also subject to the preparation and execution of definitive acquisition agreements. At the closing of the acquisition, we are to provide $350,000 in initial working capital for use in the development of Sunspring's and Renewable Energy's patent-pending technologies under a business plan to be agreed upon by the Corporation. Additional working capital as required under the business plan becomes the responsibility of the corporation.

Until we complete the acquisition of Sunspring and Renewable Energy, or enter into another suitable business opportunity, we will continue to operate as a "blank check" company.

Principal Shareholders and Security Ownership of Management

As of the Record Date, we had a total of 27,556,000 shares of Common Stock ($0.01 par value per common share) issued and outstanding.

The following table sets forth, as of the Record Date, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock, as well as by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Class(1)
A. Richard Bullock 19 Ferguson Drive Belfast, Northern Ireland	20,475,500 common shares	74.30%
Andrew Schwab 414 Viewcrest Road Kelowna, BC V1W 4J8	3,000 common shares	.01%
Paul McClory 39 Bennerley Road London, England SW116DR	Nil	Nil
Gordon Robinson 4898 Meadfield Road West Vancouver, BC V7V 3W1	13,000 common shares	.04%
Directors and Executive Officers as a Group	16,000 common shares	.05%

(1) Based on 27,556,000 shares of Common Stock issued and outstanding as of the Record Date. Except as otherwise indicated, we believe that the beneficial owners of the Common Stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

Amendment to the Corporation's Articles

On September 17, 2001, our board of directors approved, subject to receiving the approval of a majority of holders of its Common Stock, an amendment to our Articles of Incorporation to change the name of our corporation from "Hyaton Organics Inc." to "Sun Power Corporation". In light of the proposed acquisition of Sunspring Inc. and Renewable Energy Corp., our board of directors determined that a change of name was in the best interests of our corporation in order to more accurately reflect our future business. Shareholder approval for the name change was obtained by written consent of a majority of our stockholders on September 17, 2001 but the Change of Name will not become effective until not less than 20 days after this Information Statement is first mailed to holders of our Common Stock.

dissenters rights

Under Nevada law, holders of our Common Stock are not entitled to dissenter's rights of appraisal with respect to our proposed amendments to Hyaton's Articles of Incorporation in connection with the Change of Name.

Financial and Other Information

For more detailed information on our corporation, including financial statements, you may refer to our Form 10-KSB and Form 10-QSB, filed with the SEC. Copies of these documents were mailed to all shareholders of our corporation. Additional copies are available on the SEC's EDGAR database at www.sec.gov or by calling our secretary at (250) 764-8118.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed by the undersigned hereunto authorized.

September 20, 2001

HYATON ORGANICS INC.

By: /s/ Andrew Schwab

Andrew Schwab
President, Director and Secretary

APPENDIX  A

CERTIFICATE OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
HYATON ORGANICS INC.

Pursuant to the provisions of NRS 78.385 and 78.390 Nevada Revised Statutes, this Nevada profit corporation adopts the following articles of amendment to its articles of incorporation:

1. Name of Corporation: HYATON ORGANICS INC.

2. The Articles have been amended as follows (provide article numbers if available):

ARTICLE I

The name of this corporation is SUN POWER CORPORATION.

3. The vote by which the shareholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power, or such greater portion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favour of the amendment is ______________. The holders of a total of ________________ shares voted in favour of the Amendment.

4. Signatures

______________________________________
ANDREW SCHWAB, President & Secretary

This instrument was acknowledged before me on _________, 2001, by ANDREW SCHWAB, known or proved to be the person executing the above instrument.

___________________________
Notary Public